Exhibit 99.1

NEWS RELEASE

Investor Contact:
Gail M. Peck
Treasurer
Trinity Industries, Inc.
214/631-4420

FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Reports Improved First Quarter Results

DALLAS – April 27, 2011 – Trinity Industries, Inc. (NYSE:TRN) today reported net income attributable to Trinity Industries’ stockholders of $24.2 million, or $0.30 per common diluted share for the first quarter ended March 31, 2011. Net income for the same quarter of 2010 was $2.0 million, or $0.02 per common diluted share. Included in the results for the first quarter of 2010 were pretax transaction expenses related to the acquisition of Quixote Corporation that totaled $4.3 million, or $0.04 per common diluted share.

Revenues for the first quarter of 2011 were $644.2 million compared with revenues of $454.0 million for the same quarter of 2010.

“Our financial performance during the first quarter reflects the benefits of a continuing economic recovery along with the ability of our businesses to generate improved operating results from consistent production levels,” said Timothy R. Wallace, Trinity’s Chairman, CEO, and President. “We are pleased to report record quarterly orders for new railcars of 18,770, which includes orders in the supply agreement we recently entered into with GATX Corporation for 12,500 railcars over a five year-period. This order helps provide a long term level of consistent production for our railcar manufacturing businesses. We are also pleased that we continue to maintain a strong liquidity position of more than $1.1 billion at the end of the first quarter.”

In the first quarter of 2011, the Rail Group had revenues of $219.8 million with an operating profit of $9.3 million. This compares to revenues of $73.6 million and an operating loss of $7.9 million in the first quarter of 2010. TrinityRail® shipped approximately 2,240 railcars and received orders for approximately 18,770 railcars during the first quarter. As of March 31, 2011, TrinityRail’s backlog grew to approximately $1.8 billion, representing approximately 22,490 railcars, compared to a backlog of approximately $458 million, representing approximately 5,960 railcars, at December 31, 2010.

During the first quarter of 2011, the Railcar Leasing and Management Services Group (“Leasing Group”) reported revenues of $129.8 million, which included revenues from TRIP Rail Holdings LLC and its wholly-owned subsidiary (together “TRIP”) of $37.6 million, and operating profit of $54.7 million, which included operating profit from TRIP of $17.2 million. For the first quarter of 2010, the Leasing Group reported revenues of $121.2 million, which included revenues from TRIP of $29.2 million, and operating profit of $48.2 million, which included operating profit from TRIP of $17.1 million. Trinity Industries Leasing Company (“TILC”) had approximately 53,060 railcars in its fleet as of March 31, 2011. This compares to TILC’s fleet of approximately 51,910 railcars as of December 31, 2010. TILC’s lease fleet utilization was 99.2% as of March 31, 2011 compared to 99.3% as of December 31, 2010. TRIP’s lease fleet utilization was 99.8% at March 31, 2011 compared to 99.9% as of December 31, 2010.

Revenues for the Inland Barge Group were $137.9 million in the first quarter of 2011 compared to $97.4 million in the first quarter of 2010. Operating profit for the Inland Barge Group in the first quarter of 2011 was $21.7 million compared to $17.8 million in the same quarter of 2010. The Inland Barge Group received orders worth approximately $90 million during the first quarter of 2011 and had a backlog of approximately $461 million as of March 31, 2011 compared to a backlog of approximately $508 million at December 31, 2010.

The Energy Equipment Group recorded revenues of $118.7 million in the first quarter of 2011 compared to $90.1 million in the same quarter of 2010. The group produced operating profit of $10.5 million in the first quarter of 2011 compared to $10.4 million in the same quarter of 2010. The backlog for structural wind towers as of March 31, 2011 totaled approximately $1.0 billion, consistent with the backlog as of December 31, 2010.

Revenues in the Construction Products Group totaled $133.6 million in the first quarter of 2011 compared to $118.4 million in the same quarter of 2010. The group recorded an operating profit of $8.3 million in the first quarter of 2011 compared to $2.7 million in the first quarter of 2010.

Earnings Outlook
The Company anticipates earnings per common diluted share of between $0.35 and $0.40 for the second quarter of 2011. For the full year 2011, the Company anticipates earnings per common diluted share of between $1.30 and $1.50.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on April 28, 2011 to discuss its first quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0121 until 11:59 p.m. Eastern on May 5, 2011.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

- TABLES TO FOLLOW –

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues	$644.2	$454.0
Operating costs:
Cost of revenues	508.4	353.6
Selling, engineering, and administrative expenses	50.3	48.4

	558.7	402.0

Operating profit	85.5	52.0
Interest expense, net (includes TRIP Holdings of $11.5 and $11.8)	44.2	45.3
Other (income) expense	(0.5)	1.8

Income before income taxes	41.8	4.9
Provision for income taxes	16.2	0.6

Net income	25.6	4.3
Net income attributable to noncontrolling interest	1.4	2.3

Net income attributable to Trinity Industries, Inc.	$24.2	$2.0

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.30	$0.02
Diluted	$0.30	$0.02
Weighted average number of shares outstanding:
Basic	77.1	76.6
Diluted	77.4	76.6

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2011	2010
Rail Group	$219.8	$73.6
Construction Products Group	133.6	118.4
Inland Barge Group	137.9	97.4
Energy Equipment Group	118.7	90.1
Railcar Leasing and Management Services Group (includes TRIP Holdings of $37.6 and $29.2)	129.8	121.2
All Other	13.1	9.7
Eliminations – lease subsidiary	(85.4)	(38.0)
Eliminations – other	(23.3)	(18.4)

Consolidated Total	$644.2	$454.0

Operating profit (loss):	Three Months Ended March 31,
	2011	2010
Rail Group	$9.3	$(7.9)
Construction Products Group	8.3	2.7
Inland Barge Group	21.7	17.8
Energy Equipment Group	10.5	10.4
Railcar Leasing and Management Services Group (includes TRIP Holdings of $17.2 and $17.1)	54.7	48.2
All Other	(0.3)	(2.6)
Corporate	(10.7)	(12.5)
Eliminations – lease subsidiary	(8.1)	(3.6)
Eliminations – other	0.1	(0.5)

Consolidated Total	$85.5	$52.0

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31,	December 31,
	2011	2010
Cash and cash equivalents	$260.3	$354.0
Short-term marketable securities	117.0	158.0
Receivables, net of allowance	307.6	232.0
Income tax receivable	8.0	7.4
Inventories	413.5	331.3
Net property, plant, and equipment (including TRIP Holdings of $1,175.3 and $1,191.8)	4,143.7	4,112.0
Goodwill	197.6	197.6
Restricted cash (including TRIP	206.0	207.1
Holdings of $46.1 and $46.0)
Other assets	167.2	160.6

	$5,820.9	$5,760.0

Accounts payable	$179.8	$132.8
Accrued liabilities	372.7	375.6
Debt, net of unamortized discount of $108.4 and $111.1 (including TRIP Holdings of $980.5 and $1,003.9)	2,867.6	2,907.7
Deferred income	33.0	33.6
Deferred income taxes	407.4	391.0
Other liabilities	81.1	73.6
Stockholders’ equity (including noncontrolling interest related to TRIP Holdings of $84.6 and $80.9)	1,879.3	1,845.7

	$5,820.9	$5,760.0

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31,	December 31, 2010
	2011	2009
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,160.5	$1,168.7
Accumulated depreciation	(681.4)	(677.3)

	479.1	491.4

Leasing:
Wholly-owned subsidiaries:
Machinery and other	38.3	38.2
Equipment on lease	3,337.5	3,249.8
Accumulated depreciation	(347.2)	(322.6)

	3,028.6	2,965.4

TRIP Holdings:
Equipment on lease	1,273.8	1,282.1
Accumulated depreciation	(98.5)	(90.3)

	1,175.3	1,191.8

Net deferred profit on railcars sold to the Leasing Group:
Sold to wholly-owned subsidiaries	(345.3)	(340.4)
Sold to TRIP Holdings	(194.0)	(196.2)

	(539.3)	(536.6)

	$4,143.7	$4,112.0

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31,	December 31,
	2011	2010
Debt
Corporate/Manufacturing – Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Less: unamortized discount	(108.4)	(111.1)

	341.6	338.9
Other	2.5	2.8

	344.1	341.7

Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	50.5	51.2
Term loan	56.7	57.4

	107.2	108.6

Non-recourse:
Secured railcar equipment notes	870.2	879.5
Warehouse facility	80.2	80.2
Promissory notes	485.4	493.8

	1,435.8	1,453.5

TRIP Holdings — Non-recourse:
Warehouse loan	980.5	1,003.9

	$2,867.6	$2,907.7

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31,	December 31, 2010
	2011
Leasing Debt Summary
Total Recourse Debt	$107.2	$108.6
Total Non-Recourse Debt	2,416.3	2,457.4

	$2,523.5	$2,566.0

Total Leasing Debt
Wholly-owned subsidiaries	$1,543.0	$1,562.1
TRIP Holdings	980.5	1,003.9

	$2,523.5	$2,566.0

Equipment on Lease*
Wholly-owned subsidiaries	$3,028.6	$2,965.4
TRIP Holdings	1,175.3	1,191.8

	$4,203.9	$4,157.2

Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	50.9%	52.7%
TRIP Holdings	83.4%	84.2%
Combined	60.0%	61.7%
*excludes net deferred profit on railcars sold to the Leasing Group

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income (loss) plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We have reported EBITDA because we regularly review EBITDA as a measure of our ability to incur and service debt. In addition, we believe our debt holders utilize and analyze our EBITDA for similar purposes. We also believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended March 31,
	2011	2010
Net income	$25.6	$4.3
Add:
Interest expense	44.5	45.7
Provision for income taxes	16.2	0.6
Depreciation and amortization expense	47.6	48.1

Earnings before interest expense, income taxes, and depreciation and amortization expense	$133.9	$98.7

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